Exhibit 10.2

CHRISTOPHER & BANKS CORPORATION
2014 ANNUAL INCENTIVE PLAN

Section 1. Establishment and Purpose

Christopher & Banks Corporation hereby establishes the Christopher & Banks 2014 Annual Incentive Plan for the purpose of authorizing the issuance of cash-based performance awards including, but not limited to, awards specifically intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

Section 2. Certain Definitions

Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

(a)    “Award” shall mean an award of performance-based compensation including, but not limited to, “qualified performance-based compensation” within the meaning of Section 162(m) that is granted pursuant to the terms of the Plan to a Participant.

(b)    “Board” shall mean the Board of Directors of the Company.

(c)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)    “Committee” shall mean the Compensation Committee of the Board, or such other committee of the Board appointed by the Board to administer the Plan; each member of the Committee shall qualify as an “outside director” pursuant to the terms of Section 162(m).

(e)    “Company” shall mean Christopher & Banks Corporation and any successor corporation.

(f)    “Participant” shall mean any full-time officer or employee of the Company or any wholly-owned subsidiary of the Company, and any person to whom the Company or any such subsidiary shall have extended an offer of employment, and who is designated by the Committee to receive an Award.

(g)    “Performance Period” shall mean the period or periods established by the Committee during which any performance goals specified by the Committee with respect to such Award are to be measured.

(h)    “Plan” shall mean this Christopher & Banks Corporation 2014 Annual Incentive Plan.

(i)    “Section 162(m)” shall mean Section 162(m) of the Code, and all rules and regulations promulgated thereunder.

Section 3. Administration

This Plan shall be administered by the Committee. All questions of interpretation of this Plan shall be determined by the Committee, and each determination, interpretation or other action that the Committee makes or takes pursuant to the provisions of this Plan shall be conclusive and binding for all purposes and on all persons. Except as provided in this Section 3 and in Section 5, the Committee may delegate or redelegate and allocate or reallocate to one or more persons or to a committee of persons jointly or severally, and whether or not such persons are directors, officers or employees, the authority and functions assigned to the Committee generally under this Plan, as the Committee may from time to time deem advisable. However, in no event shall any such delegation of authority be permitted with respect to Awards to any Participant who is subject to Section 162(m). Where necessary to comply with applicable provisions of the Company’s charter or by-laws, applicable law or stock exchange requirements, the Committee shall retain the exclusive authority to make determinations with respect to benefits under this Plan.

The Committee shall not be liable for any action or determination made in good faith with respect to this Plan.

Section 4. Performance-Based Cash Compensation

From time to time, the Committee may designate Participants to receive an Award or Awards granted pursuant to the Plan. Each Award granted under the Plan shall be payable only in cash. The following additional requirements shall apply to all Awards made to any Participant under the Plan:

(a)    Stockholder Approval of Plan. No Award shall be granted after the Company’s 2014 Annual Meeting of Stockholders unless the Plan shall have been approved by the stockholders of the Company at such meeting. Furthermore, no Award shall be granted after the first stockholder meeting to occur in the fifth year following the Company’s 2014 Annual Meeting of Stockholders unless and until the Plan is re-approved by the Company’s stockholders.
(b)    Business Criteria. The business criteria to be used for purposes of establishing performance goals for Awards shall be selected from among the alternatives listed below, unless and until the Company proposes for stockholder approval, and the Company’s stockholders approve, a change in the general business criteria set forth in this Section 4(b), the attainment of which may determine the amount, if any, of an Award. The following criteria may be selected individually, alternatively or in combination for any Award and may be applied on a corporate, subsidiary, division, business unit, channel, merchandise category or line of business basis:

•	net sales;

•	net sales per foot;

•	sales penetration;

•	net sales per employee;

•	net sales growth;

•	same-store sales growth;

•	operating income (before or after taxes);

•	pre- or after-tax income (before or after allocation of corporate overhead and bonus);

•	earnings per share;

•	gross profit;

•	earnings (including earnings before taxes, earnings before interest and taxes, and/or earnings before interest, taxes, depreciation and amortization);

•	operating margins;

•	merchandise margins;

•	gross margins;

•	gross margin return on inventory;

•	inventory turns;

•	inventory levels on a comparative basis;

•	return on equity;

•	total stockholder return;

•	return on assets or net assets;

•	appreciation in and/or maintenance of the price of shares, or any other publicly traded securities, of the Company;

•	price-to-earnings ratio;

•	economic value-added models or equivalent metrics;

•	comparisons with one or more stock market indices;

•	comparisons with one or more peer group indices or peer group metrics;

•	return on capital (including return on total capital or return on invested capital);

•	reductions in costs, including reductions in net store lease costs and/or reductions in net store rental costs;

•	return on investments;

•	cash flow, cash flow from operations or cash flow per share (before or after accounting for any or all of the following: dividends, income tax payments or refunds, capital expenditures);

•	expense ratios;

•	total expenditures, improvement in or attainment of expense levels or working capital levels;

•	cash and cash equivalents;

•	debt reductions;

•	stockholder equity;

•	raising capital;

•	market share;

•	net new store openings;

•	growth in number of stores or growth in total square footage;

•	store traffic levels;

•	transactions per store;

•	sales conversion;

•	average dollar sale;

•	employee turnover;

•	private label credit card customers (plcc) and plcc sales and sales growth; and

•
implementation, completion or attainment of measurable objectives with respect to (i) strategic plan development and/or implementation, (ii) tactical plans, (iii) sales plan, (iv) financial or operational metrics, (v) annual operating budgets, (vi) establishing and/or maintaining multiple vendors and/or sourcing providers, (vii) products or projects, (viii) acquisitions and divestitures, and (ix) recruiting, retaining and developing personnel.

Each of such performance goals may be based (i) solely by reference to absolute results of individual performance or organizational performance at various levels (e.g., the Company’s performance or the performance of a subsidiary, division, channel, business segment or business unit of the Company) or (ii) upon organizational performance relative to the comparable performance of other companies selected by the Committee. To the extent consistent with Section 162(m), the Committee may, when it establishes performance criteria, also provide for the exclusion of charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (X) asset-write downs, litigation or claim judgments or settlements, reorganizations, the impact of acquisitions and divestitures, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (Y) foreign exchange gains and losses or an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (Z) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles (or other accounting principles which may then be in effect).

To the extent that Section 162(m) or other applicable tax and/or securities laws or regulations change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes and without thereby exposing the Company to potentially adverse tax or other legal consequences, the Committee shall have the sole discretion to make such changes without obtaining stockholder approval.

(c)    Limitation on Awards to Individual Participants. The maximum dollar value that may be certified by the Committee for payment to any Participant in any calendar year with respect to an Award or Awards granted hereunder is $2,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward this limitation for the applicable calendar year.

(d)    Timing of Designations; Duration of Performance Periods. For each Award, the Committee shall, not later than ninety (90) days after the beginning of each performance period, (i) designate all Participants (which may include designations of positions eligible for Awards) for such performance period, and (ii) establish the objective performance factors for each Participant for that performance period on the basis of one or more of the criteria set forth in Section 4(b) above; provided that, with respect to such criteria, the outcome is substantially uncertain at the time the Committee actually establishes the goal. The Committee, or its delegate, shall have sole discretion to determine the applicable performance period, provided that in the case of a performance period of less than twelve (12) months, in no event will a performance goal be considered to be pre-established if it is established after twenty-five (25) percent of the performance period (as scheduled in good faith at the time the goal is established) has elapsed. To the extent required under Section 162(m), the terms of the objective performance factors must preclude discretion to increase an amount paid in connection with an Award, but may permit discretion to reduce such amount.

(e)    Certification. Following the close of each performance period and prior to payment of any amount to a Participant with respect to an Award, the Committee shall certify in writing as to the attainment of all factors (including the performance factors for a Participant) upon which any payments to a Participant for that performance period are to be based.

(f)    Interpretation. Nothing in this Plan shall be interpreted to limit the Committee’s authority to grant any other awards to Participants, whether qualifying as or not qualifying as performance awards for purposes of Section 162(m), under the terms of any other incentive plan of the Company.

Section 5. Amendment and Termination of Plan

The Committee shall have the power to amend the Plan or terminate the Plan at any time, as a whole or with respect to any Participant or group of Participants, and any such amendment or Plan termination shall be binding on all Participants and their beneficiaries and all other parties in interest. In accordance with the Committee’s authority to amend or terminate the Plan, such amendment or termination may amend, alter, suspend, discontinue or terminate a Participant’s rights with respect to any outstanding Awards not yet certified by the Company, either prospectively or retroactively, without the consent of the Participant or beneficiary thereof.

Section 6. Effective Date of the Plan

The Plan shall be effective as of the date of its approval by the stockholders of the Company.

4